Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity VIII, L.P.
Issuer & Ticker Symbol:	Bridgepoint Education, Inc. [BPI]
Date of Event Requiring Statement:	November 21, 2017

Explanation of Responses

(1)         This amount represents the per share price of shares of common stock (the “Common Shares”) of Bridgepoint Education, Inc. (the “Issuer”) sold by the underwriter in connection with a secondary offering of the Issuer which closed on November 21, 2017 (the “Offering”). The material terms of the Offering are described in the prospectus supplement, dated November 16, 2017, filed by the Issuer with the Securities and Exchange Commission (the “SEC”) on November 20, 2017.

(2)         This Form 4 is filed on behalf of Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (together with its two affiliated partnerships, “WP VIII”).  Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the general partner, both directly and indirectly, of WP VIII.  Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WP VIII.  WP VIII, WP Partners, WP Partners GP, WP and WP LLC are collectively referred to as the “Warburg Pincus Entities.”  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus entities.  Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017. Each of WP VIII, WP Partners GP, WP, WP LLC and Messrs. Charles R. Kaye and Joseph P. Landy are referred to as a “Reporting Person.”

By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Reporting Persons may be deemed to be the beneficial owners of Common Stock held by WP VIII.  Each Reporting Person disclaims beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. This Form 4 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4, except, in each case, to the extent it or he has a pecuniary interest in such Common Stock for purposes of Section 16 of the Exchange Act.

WP VIII, WP Partners, WP Partners GP and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.